Contact: Gerald O. Hatler, President and CEO

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NEWS RELEASE

EvergreenBancorp Reports Impact of Visa Litigation

SEATTLE, WA – December 31, 2007 – EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, today announced that it will record a fourth quarter 2007 pretax charge of approximately $1.4 million, reducing earnings after tax by $940 thousand or $0.39 per diluted share, representing its proportionate share of certain litigation involving Visa, Inc. and a number of Visa member banks, including EvergreenBank.

EvergreenBancorp expects to fully recover the $1.4 million in the first quarter of 2008 when Visa goes public. EvergreenBancorp currently owns 0.052% of Visa, Inc., which recently filed its registration statement with the Securities and Exchange Commission to go public through an initial public offering.

EvergreenBancorp obtained its ownership of Visa shares, and resulting proportionate share of the Visa settlement, through a business line that it discontinued in 2003. Between 1993 and 2003 EvergreenBank was the issuing bank for Visa cards for approximately 1,000 financial institutions.

As a result of recent guidance from the Securities and Exchange Commission accounting staff, EvergreenBancorp and other similarly situated banks are required to recognize the fair value of a contingent obligation for the potential losses arising from this litigation. EvergreenBancorp will record a charge for its proportionate share of Visa’s settlement with American Express and Discover Financial Services. It is expected that EvergreenBancorp’s proportionate share of gains that will be recognized upon completion of Visa’s offering will more than exceed the aggregate amount of the announced $1.4 million charge.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.